Exhibit 99.1

April 11, 2023

The RMR Group LLC

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Matthew P. Jordan

RE:	Management Agreements with The RMR Group LLC

Ladies and Gentlemen:

Reference is made to (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and between Diversified Healthcare Trust (“DHC”) and Office Properties Income Trust (“OPI”), pursuant to which, among other things, DHC will merge with and into OPI, with OPI being the surviving entity in the merger (the “Merger”); (ii) the Second Amended and Restated Business Management Agreement (the “DHC Business Management Agreement”), dated June 5, 2015, as amended, by and between DHC and The RMR Group LLC (the “Manager”); (iii) the Second Amended and Restated Business Management Agreement, dated June 5, 2015, as amended, by and between OPI and the Manager (the “OPI Business Management Agreement”), (iv) the Third Amended and Restated Property Management Agreement, dated June 9, 2021, by and between DHC and the Manager (the “DHC Property Management Agreement”) and (v) the Second Amended and Restated Property Management Agreement, dated June 5, 2015, by and between OPI and the Manager (the “OPI Property Management Agreement”) (clauses (ii) through (v), the “Management Agreements”).

In connection with DHC’s entry into the Merger Agreement, on and subject to the terms set forth in this letter agreement, DHC gives the Manager notice of DHC’s termination of the DHC Business Management Agreement and the DHC Property Management Agreement effective as of the close of business on the date the Merger is consummated, each of which constitutes a Termination for Convenience (as defined in the DHC Business Management Agreement and the DHC Property Management Agreement, as applicable).

Pursuant to Section 18 of the DHC Business Management Agreement and Section 7 of the DHC Property Management Agreement, upon the effectiveness of the proposed termination of such agreements, DHC is required to pay to the Manager the “Full Termination Fee” (as defined in such agreements). By the execution and delivery of this letter agreement by DHC, OPI and the Manager, on the terms and subject to the conditions hereof, the Manager agrees: (i) that this letter agreement constitutes proper and timely notice of DHC’s termination under the DHC Business Management Agreement and the DHC Property Management Agreement; (ii) to accept termination of the DHC Business Management Agreement and the DHC Property Management Agreement effective upon consummation of the Merger as set forth in the preceding paragraph; and (iii) to waive any and all rights to receive payment of any Full Termination Fee or any other termination fee (including, without limitation, any Performance Termination Fee) under the DHC Business Management Agreement or the DHC Property Management Agreement resulting from the termination of such agreements upon consummation of the Merger; it being expressly understood and agreed that the notice of termination, termination and waiver provided for herein apply only in respect of the Merger and will not apply in respect of any Competing Proposal or Superior Proposal (as those terms are defined in the Merger Agreement) or to any other transaction or arrangement.

As an inducement to the Manager’s agreement to waive any and all rights to receive payment of any Full Termination Fee or any other termination fee (including, without limitation, any Performance Termination Fee) under the DHC Business Management Agreement or the DHC Property Management Agreement resulting from the termination of such agreements upon consummation of the Merger as provided herein, OPI and the Manager have entered into the Third Amended and Restated Property Management Agreement, dated as of the date hereof and effective as of the time the Merger is consummated, by and between OPI and the Manager (the “Amended OPI Property Management Agreement”), a copy of which is attached hereto as Exhibit A. No provision of the Amended OPI Property Management Agreement attached hereto as Exhibit A may be amended, modified, supplemented or waived by OPI in a manner adverse to DHC or OPI prior to the consummation of the Merger without the prior written consent of DHC (acting upon the approval of an authorized committee of the board of trustees of DHC comprised solely of independent trustees).

Except as expressly provided herein and as a result of the effectiveness of the Amended OPI Property Management Agreement in accordance with its terms, this letter agreement shall not amend, modify, alter or waive in any respect any other agreements, rights or obligations of DHC, OPI, the Manager or others under or in respect of any of the Management Agreements.

This letter agreement shall be null and void and of no further force or effect in the event that the Merger Agreement is terminated in accordance with its terms.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.

[Signature Page Follows]

Sincerely,

DIVERSIFIED HEALTHCARE TRUST

By:	/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
Chief Financial Officer and Treasurer

OFFICE PROPERTIES INCOME TRUST

By:	/s/ Matthew C. Brown
Matthew C. Brown
Chief Financial Officer and Treasurer

Accepted and agreed to as of the date set forth above:

THE RMR GROUP LLC

By:	/s/ Matthew P. Jordan
Matthew P. Jordan
Executive Vice President, Chief Financial Officer and Treasurer